Date: July 10, 2003

For Release: Immediate

Contact:             Yolanda Pollard (Media)                 Nancy Morovich (Investor Relations)
                         (504) 576-4238                               (504) 576-5506
                         ypollar@entergy.com                        nmorovi@entergy.com

Entergy Releases Second Quarter Earnings Guidance

New Orleans, La. - In accordance with Regulation FD, Entergy Corporation (NYSE: ETR) today indicated that it expects to report second quarter 2003 financial results of at least $1.15 in as reported and operational earnings per share. Both as reported and operational earnings will include the benefits of disproportionate income allocated to Entergy in accordance with the terms of the Entergy-Koch, LP partnership agreement, as well as the impact of weather, which was below normal across most of Entergy's service territory, particularly in the latter part of the quarter.

Entergy said it expects that improved results at Entergy-Koch, LP will offset lower results at Utility and Entergy Nuclear as compared to second quarter 2002. The lower results at Utility are expected due primarily to weaker sales volumes. The lower results expected at Entergy Nuclear are due primarily to reduced production volumes as a result of planned and unplanned plant outages during the quarter compared to the same period last year.

Entergy affirmed previously issued as reported guidance to be in a range of $4.35 to $4.55 per share, which reflects the cumulative effect of accounting change resulting from the implementation of SFAS 143, as well as operational earnings guidance for 2003 in the range of $3.75 to $3.95 per share.

A teleconference will be held on July 28, 2003 at 10:00 a.m. CST, and may be accessed by calling Premiere Conferencing at (719) 457-2621 no more than 15 minutes prior to the start of the call. The confirmation number is 445025. Internet users may also access the teleconference and view presentation slides by visiting Entergy's website at www.entergy.com/webcasts. For seven days following the teleconference, a tape delay will be available and may be accessed by dialing (719) 457-0820. The confirmation number is the same.

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with about 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Through Entergy-Koch, LP, it is also a leading provider of wholesale energy marketing and trading services, as well as an operator of natural gas pipeline and storage facilities. Entergy has annual revenues of over $8 billion and more than 15,000 employees.

Additional investor information can be accessed online at

www.entergy.com/earnings

FORWARD-LOOKING INFORMATION

From time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and negotiations, including the Entergy New Orleans rate case and various performance-based rate discussions, and other regulatory decisions, including those related to Entergy's utility supply plan, Entergy's ability to reduce its operation and maintenance costs, particularly at its Non-Utility Nuclear generating facilities including the uncertainty of negotiations with unions to agree to such reductions, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities - particularly the ability to extend or replace the existing power purchase agreements for the Non-Utility Nuclear plants - and the prices and availability of power Entergy must purchase for its utility customers, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, Entergy-Koch's profitability in trading electricity, natural gas, and other energy-related commodities, changes in the number of participants in the energy trading market, and in their creditworthiness and risk profile, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in inflation and interest rates, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, volatility and changes in markets for electricity, natural gas, and other energy-related commodities, changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of SeTrans or another regional transmission organization, changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of Indian Point or other nuclear generating facilities, changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, and other substances, the economic climate, and particularly growth in Entergy's service territory, variations in weather, hurricanes, and other disasters, advances in technology, the potential impacts of threatened or actual terrorism and war, the success of Entergy's strategies to reduce taxes, the effects of litigation, changes in accounting standards, changes in corporate governance and securities law requirements and Entergy's ability to attract and retain talented management and directors